INTEGRATED BRAND SOLUTIONS INC.

Suite 705-1080 Howe Street

Vancouver, B.C. V6Z 2T1

Canada

FOR IMMEDIATE RELEASE

INTEGRATED BRAND ANNOUNCES

TERMINATION OF SERAPH ACQUISITION

Vancouver, British Columbia – September 27, 2005 - Integrated Brand Solutions Inc. (the “Company”) (OTC BB: IBSO) announces that it has entered into a termination agreement with ABS Capital Finance Inc. (”ABS”) and will not be proceeding with the terms and conditions in the letter agreement dated July 17, 2005 with ABS as announced in the Company’s news release of July 21, 2005. As a result of the termination, the Company will not be acquiring the “Seraph Forensic Data Logger” software nor will it be issuing 16,000,000 shares of common stock to ABS or returning to treasury 38,800,000 restricted shares of common stock.

About Integrated Brand Solutions Inc.

Integrated Brand Solutions Inc. is based in Vancouver, British Columbia, Canada. The Company specializes in offering integrated marketing services while assisting companies in describing their products or services. Specifically, the Company assists companies in using marketing tools such as public relations, advertising, branding, direct mail, collateral development, electronic communication and promotion as tools to increase product and service awareness.

On behalf of the Board of Directors,

INTEGRATED BRAND SOLUTIONS INC.

Steve Bajic, President

For more information contact:

Steve Bajic, President

604.682.4029